Exhibit (a)(1)(H)

Vista Equity Partners Commences Tender Offer for All Outstanding Shares of Infoblox

— Previously-Announced Offer Price of $26.50 Per Share in Cash —

Santa Clara, California, October 7, 2016 — Infoblox Inc. (NYSE: BLOX) (“Infoblox” or the “Company”) and Vista Equity Partners (“Vista”) today announced that Vista’s affiliate, India Merger Sub, Inc., has commenced the previously-announced tender offer for all of the outstanding shares of common stock of the Company at a price of $26.50 per share, net to the seller in cash without interest.

On September 19, 2016, Infoblox and Vista announced that the Company and affiliates of Vista had entered into a definitive merger agreement pursuant to which the tender offer would be made. Infoblox’s Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, and recommends that Infoblox’s stockholders tender their shares in the tender offer.

India Merger Sub, Inc. and its parent company, Delta Holdco, LLC, are affiliated with Vista. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, the Company will merge with India Merger Sub, Inc., with Infoblox continuing as the surviving corporation (the “Surviving Corporation”), under Section 251(h) of the Delaware General Corporation Law, without any action by any other stockholder of the Company. All outstanding shares of Infoblox’s common stock (other than shares owned by Delta Holdco, LLC, India Merger Sub, Inc. or the Company, any wholly-owned subsidiary of Delta Holdco, LLC, India Merger Sub, Inc. or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be automatically cancelled and converted in the merger into the right to receive cash equal to the $26.50 offer price per share, without interest.

Delta Holdco, LLC and India Merger Sub, Inc. are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms and conditions of the tender offer. Additionally, the Company is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Infoblox’s Board of Directors that the Company’s stockholders accept the tender offer and tender their shares into the tender offer.

The completion of the tender offer is conditioned upon, among other things, satisfaction of a minimum tender condition, expiration or termination of any waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and the applicable antitrust laws of Germany, the receipt of funding under Vista’s debt financing agreements (or irrevocable confirmation by lenders of the availability thereof) and other customary closing conditions. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, at the end of November 4, 2016, unless extended or earlier terminated in accordance with the terms of the merger agreement. Upon the completion of the transaction, Infoblox will become a privately held company.

About Infoblox

Infoblox (NYSE: BLOX) delivers Actionable Network Intelligence to enterprise, government, and service provider customers around the world. As the industry leader in DNS, DHCP, and IP address management, the category known as DDI, Infoblox (www.infoblox.com) provides control and security from the core—empowering thousands of organizations to increase efficiency and visibility, reduce risk, and improve customer experience.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Notice to Investors

This press release is not an offer to purchase or a solicitation of an offer to sell shares of Infoblox’s common stock.

The solicitation and the offer to purchase shares of Infoblox’s common stock described in this press release will be made only pursuant to the offer to purchase and related materials that Vista has filed on Schedule TO with the SEC. In addition, Infoblox has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. Additionally, Infoblox and Vista will file other relevant materials in connection with the proposed acquisition of Infoblox by Vista pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF INFOBLOX ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the investor relations section of the Company’s website at http://ir.infoblox.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing of the completion of the transaction. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Infoblox’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Infoblox will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Infoblox to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on Infoblox’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from Infoblox’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in Infoblox’s filings with the Securities and Exchange Commission, which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-

looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contacts

For Infoblox:

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

For Vista Equity Partners:

Alan Fleischmann

Laurel Strategies

(202) 413-4495

mstakelin@laurelstrategies.com